EXHIBIT 11
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                        BB&T CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                          For the Periods as Indicated


                                                                    For the Three Months            For the Six Months
                                                                        ended June 30,                 ended June 30,
                                                                       1997          1996            1997           1996
                                                                          (Dollars in thousands, except per share data)
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Primary Earnings Per Share:
 Weighted average number of common shares
  outstanding during the period .................................   108,762,982    109,266,445    109,077,939    107,982,568
Add-
 Dilutive effect of outstanding options
  (as determined by application of treasury stock
  method) .......................................................     2,170,441      1,521,628      2,160,770      1,510,049
 Issuance of additional shares under share repurchase
  agreement, contingent upon market price .......................        67,881        156,320         46,129        142,578
 Weighted average number of common shares, as adjusted ..........   111,001,304    110,944,393    111,284,838    109,635,195
 Net income .....................................................  $     86,036   $     76,167   $    169,104   $    148,018
 Less-Preferred dividend requirement ............................            --             --             --            610
 Income available for common shares .............................  $     86,036   $     76,167   $    169,104   $    147,408
 Primary earnings per share .....................................  $        .78   $        .69   $       1.52   $       1.34

Fully Diluted Earnings Per Share:
 Weighted average number of common shares
  outstanding during the period .................................   108,762,982    109,266,445    109,077,939    107,982,568
Add-
 Shares issuable assuming conversion of convertible preferred
   stock ........................................................            --             --             --      1,887,620
 Dilutive effect of outstanding options (as determined
  by application of treasury stock method) ......................     2,451,276      1,807,865      2,463,091      1,819,658
 Issuance of additional shares under share repurchase
  agreement, contingent upon market price .......................        67,881        156,320         46,129        142,578
 Weighted average number of common shares, as adjusted ..........   111,282,139    111,230,630    111,587,159    111,832,424
 Net income .....................................................  $     86,036   $     76,167   $    169,104   $    148,018
 Fully diluted earnings per share ...............................  $        .77   $        .68   $       1.52   $       1.32
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